Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Crystal International Travel Group, Inc.

We consent to the incorporation by reference in the registration statements on and Form SB-2 (No. 333-136143) of Crystal International Travel Group, Inc. of our report dated November 10, 2006, with respect to the balance sheets of Crystal International Travel Group, Inc. as of July 31, 2006 and 2005, and the related statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the July 31, 2006, annual report on Form 10-KSB of Crystal International Travel Group, Inc.

/s/ Scharf Pera & Co., PLLC
Scharf Pera & Co., PLLC

Charlotte, North Carolina
November 14, 2006.